February 15, 2019

Martyn Smith
6 Sylvan Way
Parsippany, NJ 07960

Dear Martyn,
Your Existing Letter Agreement
Reference is made to the existing letter agreement between Avis Budget Group, Inc. (the “Company”) and yourself dated June 6, 2017 (the “Existing Agreement”), which terminated the contract of employment between Avis Budget Services Limited and yourself dated 25th January 2017 (the “Former Contract”). This letter agreement amends and restates the Existing Agreement in its entirety, but does not modify the termination of the Former Contract in any respect.
Assignment
Effective as of June 9, 2017, you were appointed as interim Chief Financial Officer of the Company (“Interim CFO”), reporting to the Chief Executive Officer of the Company.
As Interim CFO, you currently (i) have responsibility for the financial affairs of the Company, (ii) exercise supervisory responsibility for the performance of the duties of the Company’s Treasurer, Controller and Chief Accounting Officer, and (iii) have such other duties as may be prescribed by the Board of Directors of the Company (the “Board”), the Chairman of the Board or the Chief Executive Officer (collectively, the “Interim CFO Duties”).
For a period of six months following the effective date of the appointment by the Company of its next permanent Chief Financial Officer (the “CFO Appointment Date”), you agree to provide services to the Company in connection with transition-related matters and advise on special projects, including without limitation within the International Region (the “Transition and Advisory Services”). The Interim CFO Duties and the Transition and Advisory Services are collectively referred to herein as the “Assignment.”
For the avoidance of doubt, all duties described in this section will be in addition to your duties and responsibilities as non-executive director of the China JV, as long as applicable, and an employer-nominated trustee and director of Avis Pension Trustees Limited.
Duration
The initial term of the Assignment commenced May 22, 2017 and will terminate upon the CFO Appointment Date (the “Initial Term”). Following expiration of the Initial Term, the Assignment will continue for an additional six months (this six month period being the “Extended Term”).

Location
You will be expected to perform the Interim CFO Duties primarily at the Company’s world headquarters located in Parsippany, New Jersey. You will continue to be expected to travel to both China, so long as applicable, and the UK in order to perform your duties, as necessary.
The Transition and Advisory Services are expected to be performed primarily from the U.K., with travel to the U.S. as may be requested by the Company’s Chief Executive Officer.
Fees and Expenses Associated with Interim CFO Duties
So long as you continue to hold the position of Interim CFO, you will:

(a)
be paid an annual base salary of $575,000, less applicable taxes and withholdings, including social security and medicare, according to the customary U.S. payroll practices of the Company, but in no event less frequently than once each month;

(b)
be eligible to earn a target annual incentive equal to 80% of your annual base salary, provided applicable Company and individual performance goals are achieved, pro-rated for the actual number of days in which you held the position of Interim CFO during the applicable fiscal year; it being understood that any annual incentive that becomes payable to you shall be paid as soon as reasonably practicable following receipt by the Board of the audited consolidated financial statements of the Company for the relevant fiscal year, but in no event later than two and a half months following the end of the applicable fiscal year in which such annual incentive was earned; and

(c)	receive relocation assistance and benefits under the Company’s standard policies, including:

(i)	Housing in a fully furnished two bedroom apartment or equivalent in the Parsippany, NJ metropolitan area;

(ii)	Use of a Company automobile on a basis no less favourable than as provided to any other similarly situated executive of the Company;

(iii)
Reimbursement for up to two business class flights between Newark, NJ and London, England each month for purposes of home visits; it being understood that business trips to London will also be considered home visits for purposes of this benefit and that such tickets may be in either your name or the name of your spouse;

(iv)	Health coverage under the International Expatriate Health Plan for you and your spouse; and

(v)	Immigration support.
Any taxes associated with the above relocation assistance will be reimbursed consistent with the Company’s standard policies.
Fees Associated with Transition and Advisory Services
During the Extended Term, you shall continue to be paid the base salary set forth above, payable according to customary U.K. payroll practices of Avis Budget Services Limited, but in no event less frequently than once each month. At the end of the Extended Term, you will also be paid an amount equal to $912,500, subject to, and contingent upon, your executing within forty-five days of the end of the Extended Term and not revoking one or more release agreements, in the form determined by the Company, which requires you, in part, to release all actual and purported claims against the Company and its affiliates and which also requires you to agree to certain confidentiality, competition and non-solicitation restrictions. The fees described in this paragraph shall be referred to as the “Transition and Advisory Fees.” All amounts referred to in this paragraph will be paid in GBP at the applicable exchange rates in effect on or about the payment date.
Travel Expenses
The Company will reimburse you for all reasonable travel and other expenses incurred by you in connection with the Assignment in accordance with applicable policies of the Company as in effect from time to time; it being understood that any travel undertaken in connection with the Transition and Advisory Services must be done solely at the request of the Company’s Chief Executive Officer. You shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and shall promptly provide all appropriate and requested documentation in connection with such expenses.
Tax Assistance
The Company will provide U.S. and U.K. personal income tax return preparation assistance through the Company's Tax Service provider for the year of your move to the United States and for any years impacted by your relocation to the United States. You will be responsible for any U.S. and U.K. tax payment with associated tax liability that arises, except as provided below.

If as a result of your relocation to the U.S. you incur any increased personal tax liability over your relative home country liability had you not been working in the U.S. (an “Increased Personal Tax Liability”), the Company will fund the excess tax incurred in an amount not to exceed an aggregate amount of $250,000 in accordance with the Company’s policies related to expatriate assignments.
In addition, equity awards granted by the Company prior to the start of your U.S. employment and vested during your U.S. employment may be subject to both U.K. and U.S. tax liability and tax return filings, and any such vesting may result in U.S. tax obligations after repatriation.  Should any such U.S. tax obligations result in respect of such equity awards and you incur an Increased Personal Tax Liability with respect to such obligations, the Company will also fund the excess tax incurred, in accordance with the Company’s policies related to expatriate assignments.
The Company’s Tax Service provider will prepare a tax reconciliation calculation to determine the amount due back from the Company, if any, as needed after your returns have been finalized.

Termination
Either the Company or you may terminate the Assignment and the Initial Term or Extended Term at any time. If the Company terminates other than for cause (as defined below), the Company shall pay any amount of the Transition and Advisory Fees that have not yet been paid upon termination so long as the release condition described above has been satisfied. At the end of the Initial Term, the Company will pay your reasonable repatriation expenses to the U.K. to the extent that you are still located in the United States. You will not be entitled to any repatriation expenses or any remaining Transition and Advisory Fees that have not yet been paid in the event that the Company terminates your employment for cause or in the event that you elect to resign.
Section 409A
The intent of the parties is that payments and benefits under this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to you under this agreement and any compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this agreement or any such plan, program or arrangement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
Agreement Following End of Extended Term
So long as the Assignment and the Initial Term or the Extended Term have not been terminated by the Company for cause or voluntarily terminated by you, Avis Budget Services Limited agrees to enter into a new agreement with you substantially on the terms of the Former Contract as currently set forth on the date hereof following the expiration of the Term.
Definition of Cause
For purposes of this letter, “cause” shall mean: (i) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary (other than any such failure resulting for your incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary; or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).
Applicable Law
This agreement is subject to and shall be interpreted in accordance with the laws of the State of New Jersey.
Yours sincerely,

/s/ Edward Linnen
Edward P. Linnen
Chief Human Resources Officer
Avis Budget Group, Inc.

AGREED AND ACKNOWLEDGED:

MARTYN SMITH

/s/ Martyn Smith
Martyn Smith
Date: February 15, 2019

AVIS BUDGET SERVICES LIMITED

/s/ Paul Ford
Paul Ford
Date: February 15, 2019